Exhibit 99.1

For Immediate Release
DARLING INTERNATIONAL INC. ANNOUNCES
FIRST QUARTER 2008 RESULTS

    Irving, Texas , May 8, 2008: Darling International Inc. (NYSE: DAR) today reported record first quarter net income of $21.5 million, or $0.26 per share, for the first quarter ended March 29, 2008. Sales and results of operations of the first quarter as compared to the same period of the prior year are as follows:

    For the first quarter of 2008, the Company reported net sales of $202.0 million as compared to $138.6 million for the first quarter of 2007. Higher finished product prices and increased raw material volume accounted for the majority of the $63.4 million increase.

    Net income for the first quarter of 2008 increased to $21.5 million, or $0.26 per share, as compared to $9.6 million, or $0.12 per share, for the 2007 comparable period, for which the 2007 period included a $2.2 million gain on the closing of a transaction for sale of a judgement against a service provider. The $11.9 million increase in net income for the first quarter resulted primarily from higher finished product prices and increased raw material volume.

    Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, "We are very pleased with our first quarter results, primarily driven by a favorable operating environment, including higher finished product prices and increased raw material volume. We will continue to use our strong balance sheet and remain focused on enhancing shareholder value."

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    Darling International will host a conference call to discuss the Company's first quarter 2008 financial results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, May 9, 2008. To listen to the conference call, participants calling from within North America should dial 800-341-2312; international participants should dial 347-284-6935. Please refer to confirmation code 40074126. Please call approximately ten minutes before the start of the call to ensure that you are connected.

    The call will also be available as a live audio web cast that can be accessed on the company website at http://www.darlingii.com/investors/investors.asp or http://www.earnings.com. Following its completion, a replay of the call can be accessed until May 24, 2008 by dialing 866-891-3570, or 585-295-6791 outside of North America. The access code for the replay is 64642922. The conference call will also be archived on the company's website for seven days.

    Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

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For more information, please visit http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will," " begin, " " look forward, " "expect," "believe," "intend," "anticipate," "should", "estimate," "continue," "momentum" and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets and in global demands for grain and oilseed commodities and biofuels that could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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    FOR MORE INFORMATION CONTACT:
         John O. Muse, Executive Vice President of                                                                    251 O’Connor Ridge Blvd., Suite 300
              Finance and Administration, or                                                                                   Irving, Texas 75038
         Brad Phillips, Treasurer                                                                                                      Phone: 972-717-0300